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                                                                   EXHIBIT 4.4

                             SUPPLEMENTAL INDENTURE


          Supplemental Indenture, dated as of June 25, 1999 (the "Supplemental Indenture"), to the Indenture, dated as of May 18, 1998 (the "Indenture"), among Global Crossing Holdings Ltd., as Issuer, the Guarantors named therein and United States Trust Company of New York, as Trustee.

     WHEREAS, the Issuer desires to make certain amendments to the Indenture as hereinafter provided; and

     WHEREAS, the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class (as defined below) have consented thereto.

     NOW, THEREFORE, for good and valuable consideration and intending to be legally bound, the parties to the Indenture agree as follows:

1. Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth in the Indenture.

2. Sections 1, 4 and 6 of the Indenture are hereby amended by adding each of the following provisions in place of the current provisions corresponding thereto:

     Section 1.01.  Definitions

          "Consolidated Capital Ratio" means, with respect to the Company or any of its Restricted Subsidiaries, as of the date of any incurrence of Indebtedness or issuance of Disqualified Stock, the ratio of (i) the aggregate consolidated principal amount of Indebtedness outstanding and the liquidation preference of Disqualified Stock as of the most recent quarterly or annual balance sheet date, after giving pro forma effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock and any other Indebtedness incurred and Disqualified Stock issued since such balance sheet date, and the receipt and application of the proceeds therefrom to (ii) Consolidated Net Worth as of such balance sheet date after giving pro forma effect to the issuance of Equity Interests (other than Disqualified Stock) issued since the balance sheet date and the receipt and application of the proceeds therefrom.

          "Consolidated Cash Flow" means, with respect to the Company for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period plus, to the extent that any of the following items were deducted or added (without duplication) in computing such Consolidated Net Income, (i) an amount equal to any extraordinary loss (less any gain) plus any net loss (less any gain) realized in connection with any Asset Sale, plus (ii) provision for taxes based on income or profits of the Company and its Restricted Subsidiaries for such period, plus (iii) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles and the amount of capacity available for sale charged to cost of sales), but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and its Restricted Subsidiaries for such period, minus (v) non-cash items increasing such Consolidated Net Income for such period (other than items that were accrued in the ordinary course of business), plus (vi) any change in Deferred Revenue, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements
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     (excluding agreements evidencing Indebtedness incurred in accordance with clause (k) of Section 4.09 hereof, to which this provision shall not apply), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

          "Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) amortization of debt issuance costs and original issue discount, (ii) non-cash interest payments, (iii) the interest component of any deferred payment obligations, (iv) the interest component of all payments associated with Capital Lease Obligations, (v) commissions, discounts and other fees and charges incurred in respect of Letter of Credit or bankers' acceptance financings and (vi) net payments (if any) pursuant to Hedging Obligations.

          "Consolidated Leverage Ratio" means, with respect to the Company or any of its Restricted Subsidiaries, as of the date of any incurrence of Indebtedness or issuance of Disqualified Stock, the ratio of (i) the aggregate consolidated principal amount of Indebtedness outstanding and the liquidation preference of Disqualified Stock as of the most recent quarterly or annual balance sheet date, after giving pro forma effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock and any other Indebtedness incurred and Disqualified Stock issued since such balance sheet date, and the receipt and application of the proceeds therefrom to (ii) Consolidated Cash Flow for the four full fiscal quarters ending on or prior to the date of incurrence of such Indebtedness or issuance of such Disqualified Stock for which consolidated financial statements are available.

          "Consolidated Net Income" means, with respect to the Company for any period, the aggregate of the net income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, plus, to the extent that any of the following items were deducted in computing such Consolidated Net Income, (a) non-recurring, non-cash charges (other than charges arising from write-downs of assets) and (b) non-cash compensation charges arising from stock options or other similar employee benefit or compensation plans; provided that (i) the net income (but not loss) of any Restricted Subsidiary that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Wholly Owned Restricted Subsidiary thereof by such Restricted Subsidiary,
     (ii) the net income (or loss) of any Person that is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary by such Person during such period, (iii) for purposes of clause
     (c) of Section 4.07 hereof, the net income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, (excluding any such restrictions relating to AC-1 to which this clause
     (iii) shall not apply), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders, except that the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, (iv) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (v) the equity of the Company or any Restricted Subsidiary in the net income of any Unrestricted Subsidiary shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Unrestricted Subsidiary during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (but not in excess of the amount of the net income of such Unrestricted Subsidiary for such period) and (vi) the cumulative effect of a change in accounting principles shall be excluded.
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          "Consolidated Net Worth" means, with respect to the Company as of any date, the sum of (i) the consolidated equity of the common shareholders of the Company and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on the Company's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by the Company upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business and other than write-ups attributable to the warrants issued pursuant to the Warrant Agreement, dated as of January 21, 1998, as amended) subsequent to the date of the Indenture in the book value of any asset owned by the Company or a consolidated Restricted Subsidiary of the Company, (y) all investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

          "Debt Securities" means any bonds, notes, debentures or other similar instruments (excluding, in any event, (i) any Capital Lease Obligations and (ii) any notes, bankers' acceptances or other instruments evidencing commercial loans or equipment financing made by, and bills of exchange drawn on, banks, other financial lending institutions or equipment vendors) issued by the Company or by any Restricted Subsidiary (including by means of any Guarantee of the Company or of any Restricted Subsidiary of securities of another Person), whether in a public offering or private placement; provided, however, that in no event shall "Debt Securities" mean Indebtedness in the form of a bank credit facility.

          "Deferred Revenue" means amounts appearing as a liability on the financial statements of the Company as prepared according to GAAP classified as deferred revenue to the extent of cash received in connection therewith.

          "Disqualified Stock" means any Capital Stock (other than the Company's 10 1/2% Senior Exchangeable Preferred Stock due 2008) that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale occurring prior to the final Stated Maturity of the Notes shall not constitute Disqualified Stock if the change of control and asset sale provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Notes contained in Sections 4.15 and
     4.10 hereof, respectively, and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to Sections 4.15 and 4.10 hereof, respectively.

          "Pari Passu Debt Securities" means any Debt Securities of the Company or of any Guarantor which ranks pari passu in right of payment with the Notes and any Subsidiary Guarantees, as applicable.

          "Permitted Investments" means (a) any Investment in the Company or in Restricted Subsidiaries of the Company that are engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the
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     Company that is engaged in a Permitted Business; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) other Investments having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $25.0 million; (g) any Investment made in a Receivables Entity in a Qualified Receivables Transaction; and (h) any investment by the Company or a Restricted Subsidiary in any Person engaged in a Permitted Business with the Company or such Restricted Subsidiary, provided that such investment is necessary or integral to the Company's or such Restricted Subsidiary's Permitted Business and provided, further that any such investment is the minimum amount reasonably necessary for such Permitted Business and to comply with local law.

          "Permitted Liens" means (i) Liens to secure Indebtedness (other than Pari Passu Debt Securities or Subordinated Indebtedness) permitted to be incurred under this Indenture; (ii) Liens in favor of the Company or any Restricted Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of this Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (ix) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such Restricted Subsidiary; (x) Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations; (xi) Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays appeals, indemnities, performance or other similar bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (xii) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries; (xiii) Liens arising out of judgments or awards against or other court proceedings concerning the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; and (xiv) any interest or title of a lessor in the property subject to any lease other than a capital lease.

          "Purchase Money Indebtedness" means Indebtedness (including Acquired Debt and Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, financing, installation, acquisition, lease, development, design, engineering, financing, testing, start-up, upgrade, completion or improvement of any assets used or useful
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     in a Permitted Business, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

          "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary and, with respect to Pacific Crossing Ltd. and all of its direct and indirect Subsidiaries (the "PC-1 Companies"), upon designation thereof by the Board of Directors as "Restricted Subsidiaries," whether or not the PC-1 Companies meet the 50% test specified in the definition of "Subsidiary"; provided, however, that the Company at its election may also designate New GCL or any Subsidiary of New GCL as a Restricted Subsidiary hereunder.

     Section 4.07.  Restricted Payments

          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company);
     (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless:

               (a) at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

               (b) in the case of clauses (i), (ii) and (iii) above, and, in the case of any Restricted Investment that is not an Investment in a Permitted Business, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (i) or (ii) of the first paragraph of Section 4.09 hereof; and

               (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries and any Permitted Investments made pursuant to clause (h) of the definition of Permitted Investments after the date of this Indenture (excluding Restricted Payments permitted by clauses
          (ii), (iii), (iv), (vi), (vii), (viii) and (ix) (but, in the case of clause (ix), only to the extent that such Restricted Payments are reflected as an expense on the income statements of GCL or New GCL, as applicable) of the next succeeding paragraph), is less than the sum, without duplication, of (i) the remainder of (x) 100% of the cumulative Consolidated Cash Flow (or, in the case Consolidated Cash Flow shall be negative, less 100% of such deficit) for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the date of this Indenture and ending on the last day of the last full fiscal quarter immediately preceding the date of such Restricted Payment minus (y) the product of
          1.5 times the cumulative Consolidated Interest Expense from the Issue Date through the last day of the last full fiscal quarter immediately preceding the date of such Restricted Payment, plus (ii) 100% of the aggregate net cash proceeds and the fair market
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          value (as determined in good faith by the Board of Directors) of property or assets received by the Company since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus the amount of cash or the fair market value (as determined above) of property or assets received by the Company or any Restricted Subsidiary upon such conversion or exchange, plus (iii) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, (y) proceeds realized by the Company or any Restricted Subsidiary upon the sale of such Investment to a Person other than GCL or New GCL, the Company or any Subsidiary of the Company, or (z) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed in the case of any of the immediately preceding clauses (x), (y) or (z) the aggregate amount of Restricted Investments made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the date of this Indenture, plus (iv) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the amount of proceeds (net of any cost of disposition) equal to the initial amount of such Restricted Investment.

          The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, retirement, repurchase or other acquisition of Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any of its Restricted Subsidiaries held by any member of the Company's or such Restricted Subsidiary's management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10.0 million in any twelve-month period (with unused amounts being carried over to succeeding twelve-month periods, subject to a maximum of $15.0 million in any twelve-month period);
     (vi) Investments in Project Subsidiaries made with a portion of the net proceeds of the Offering in an aggregate amount not to exceed $315 million made within one year of the date of this Indenture, or a reallocation of any such Investments to the extent of any reduction of such Investment during such one-year period resulting from an investment by any third party (including, without limitation, pursuant to a Joint Venture) in the formation of such Project Subsidiary, provided that such reallocation is made within one year from the date of such third party Investment; (vii) Investments made with the net cash proceeds received from an Equity
     Offering made by the Company, GCL or New GCL (but only to the extent such net cash proceeds received by GCL or New GCL were contributed to the
     Company as common equity capital) (provided that the amount of any such net cash proceeds that are utilized for any such Investment shall be excluded from clause (c)(ii) of the preceding paragraph) plus 50% of the net gain realized and not otherwise included in Consolidated Cash Flow from the sale of Restricted Investments; (viii) Investments in GTH of amounts necessary to effect the redemption of the outstanding GTH Preference Shares in accordance with the terms thereof; (ix) the payment of any dividend or the making of any distribution to GCL or New GCL by the Company or any Restricted Subsidiary to pay or permit GCL or New GCL to pay any GCL Expenses or any Related Taxes; and (x) other Restricted Payments in an aggregate amount not to exceed $25.0 million.
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          The Board of Directors may not designate any Subsidiary of the Company
     (other than a newly created Subsidiary in which no Investment has previously been made (other than the amount required to capitalize such Subsidiary in connection with its organization)) as an Unrestricted Subsidiary (a "Designation") unless: (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; (ii) the Company would, immediately after giving effect to such Designation, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (i) or (ii) of the first paragraph of Section 4.09; and (iii) the Company would not be prohibited under this Indenture from making an Investment at the time of such Designation (assuming the effectiveness of such Designation for purposes of clauses (a) and (b) of this Section 4.07) in an amount equal to the fair market value of the net Investment of the Company or any other Restricted Subsidiary in such Subsidiary on such date.

          In the event of any such Designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such Designation and will reduce the amount available for Restricted Payments under the first paragraph of this Section 4.07 or Permitted Investments, as applicable. All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the fair market value of such Investments at the time of such Designation.

          A Designation may be revoked (a "Revocation") by a resolution of the Board of Directors delivered to the Trustee, provided that the Company will not make any Revocation unless: (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred at such time for all purposes under this Indenture.

          The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company (or such Restricted Subsidiary, as the case may be) pursuant to the Restricted Payment. The fair market value of any asset(s) or securities that are required to be valued by this covenant shall be determined in good faith by the Board of Directors (such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million).

     Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries
     (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of this Indenture, (b) agreements as in effect as of the date of this Indenture, (c) Indebtedness incurred in accordance with clause (g), (h), (i), (k) or (n) of the second paragraph of Section 4.09 hereof, provided that such encumbrances or restrictions are customary with respect to such types of Indebtedness (as determined in good faith by the Chief Financial Officer of the Company) and provided further that the provisions of such Indebtedness do not prohibit payments by the Company of principal, premium, interest and Additional Amounts pursuant to the terms of the Notes and this Indenture, (e) this Indenture, the Notes and the Exchange Notes, (f) applicable law, (g) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such

     Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, that in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred, (h) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (j) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition, (k) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (l) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of Section 4.12 hereof that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien, (m) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (n) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     Section 4.09.  Incurrence of Indebtedness and Issuance of Preferred Stock

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and its Restricted Subsidiaries may incur Indebtedness or issue Disqualified Stock or preferred stock if either:

               (i) the Consolidated Leverage Ratio is less than 5.5 to 1.0 (prior to May 15, 2001) or 5.0 to 1.0 (subsequent to May 15, 2001); or

               (ii) the Consolidated Capital Ratio is less than 2.5 to 1.0.

          Notwithstanding the foregoing, the provisions of the paragraph set forth above will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

               (a) The incurrence by the Company of Indebtedness represented by the Notes and the Exchange Notes;

               (b) The incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness;

               (c) The incurrence of Indebtedness by the Company to any Restricted Subsidiary or Indebtedness of any Restricted Subsidiary to the Company or any other Restricted Subsidiary (but only for so long as such Indebtedness is held by the Company or such Restricted Subsidiary);

               (d) The incurrence by the Company or any of its Restricted Subsidiaries of Capital Lease Obligations (other than leases of backhaul services), mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

               (e) The incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to acquisitions of capacity made in the ordinary course of business;

               (f) The incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest or foreign currency exchange rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

               (g) The incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company; provided, however, that at the time such Restricted Subsidiary is acquired by the Company (giving effect to such acquisition), the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the immediately preceding paragraph;

               (h) The incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred pursuant to the immediately preceding paragraph hereof or clauses (a), (b), (d), (e), (g), (h), (i), (j),
          (k), (n) or (o) of this paragraph;

               (i) The incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness not otherwise permitted to be incurred pursuant to this paragraph in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), not to exceed $50.0 million;

               (j) The incurrence of Indebtedness by a Receivables Entity in a Qualified Receivables Transaction, provided that the proceeds thereof are applied in accordance with Section 4.10 hereof;

               (k) The incurrence by the Company or any Restricted Subsidiary of Purchase Money Indebtedness, provided that the amount of such Purchase Money Indebtedness does not exceed 100% of the cost of construction, installation, acquisition, lease, development, design, engineering, financing, testing, start-up, upgrade, completion or improvement of assets (together with related costs and expenses) used in the business of the Company or such Restricted Subsidiary;

               (l) Letters of Credit that are cash collateralized;

               (m) Letters of Credit in an aggregate principal amount equal to $200.0 million less the amount of outstanding Indebtedness under clause (n) of this paragraph;

               (n) The incurrence by the Company or any of its Restricted Subsidiaries of revolving credit Indebtedness in an aggregate amount not to exceed $200.0 million at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (n); and

               (o) The guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this
          Section 4.09.

          The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

     Section 4.11.  Transactions with Affiliates

          The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view is obtained from an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) (a) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans, (b) the payment of compensation, performance of indemnification or contribution obligations, or an issuance, grant or award of stock, options, or other equity-related interests or other securities to employees, officers or directors in the ordinary course of business, (c) any transaction with an officer or director in the ordinary course of business not involving more than $250,000 in any one case, or (d) Management Advances and payments in respect thereof, (ii) transactions between or among the Company and/or its Restricted Subsidiaries or any Receivables Entity, (iii) payment of reasonable directors fees, (iv) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company, (v) Affiliate Transactions in effect or approved by the Board of Directors on the date of this Indenture, including any amendments thereto (provided that the terms of such amendments are not materially less favorable to the Company or the relevant Restricted Subsidiary than the terms of such agreement prior to such amendment), (vi) transactions with respect to capacity or dark fiber between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or other Affiliate and joint sales and marketing pursuant to an agreement or agreements between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or other Affiliate (provided that in the case of this clause (vi), such agreements are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transaction in an arm's-length transaction with an unrelated third party or, in the case of a transaction with an Unrestricted Subsidiary, are either (x) entered into in connection with a transaction involving the selection by a customer of cable system capacity entered into in the ordinary course of business or
     (y) involve the provision by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary of sales and marketing services, operations, administration and maintenance services or development services for which the Company or such Restricted Subsidiary receives a fair rate of return (as determined by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) above its expenses of providing such services; (vii) any transaction entered into in the ordinary course of business between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or any Affiliate (provided that in the case of this clause (vii), such agreements are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transaction in an arm's-length transaction with an unrelated third party) and (viii) Restricted Payments that are permitted by Section 4.07 hereof.

                               Events of Default

     Section 6.01 Events of Default

          "Events of Default" are:

          (i) default for 30 days in the payment when due of interest on the Notes;

          (ii) default in the payment when due of the principal of, or premium, if any, on, the Notes;

          (iii) failure by the Company or any of its Restricted Subsidiaries to comply with Sections 4.07, 4.09, 4.10 or 4.15;

          (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in this Indenture or the Notes;

          (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $25.0 million or more;

          (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments not subject to appeal aggregating in excess of $25.0 million (net of applicable insurance coverage which is acknowledged in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days;

          (vii) except as provided by this Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

          (viii) the Company or any of its Restricted Subsidiaries:

               (a) commences a voluntary case,

               (b) consents to the entry of an order for relief against it in an involuntary case,

               (c) consents to the appointment of a custodian of it or for all or substantially all of its property,

               (d) makes a general assignment for the benefit of its creditors, or

               (e) generally is not paying its debts as they become due; and

          (ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (a) is for relief against the Company or any of its Restricted Subsidiaries,

               (b) appoints a custodian of the Company or any of its Restricted Subsidiaries or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

               (c) orders the liquidation of the Company or any of its Restricted Subsidiaries;

               and the order or decree remains unstayed and in effect for 60 consecutive days.

3. Section 1.01 of the Indenture is hereby amended by deleting the definition of "Guarantors" in its entirety and substituting in lieu thereof the following definition:

          "Guarantors" means New GCL and each other Person that from time to time executes a guarantee in accordance with the provisions of the Indenture.

4. Sections 4.17 and 4.18 of the Indenture are hereby amended by deleting such sections in their entirety and substituting in lieu thereof the following Sections 4.17 and 4.18:


     "Section 4.17

                                  [Reserved]"


     "Section 4.18

                                  [Reserved]"

5.   Sections 4 of the Indenture is hereby amended by adding the following new section 4.22:

     "Section 4.22  Future Guarantees.

          If any Restricted Subsidiary guarantees any Debt Securities issued by the Company, then (i) the Company shall promptly notify the Trustee of such guarantee, (ii) the Trustee shall, in turn, notify each Holder and (iii) the Company shall cause this Indenture to be amended to make such Restricted Subsidiary a Guarantor hereunder. Prior to the execution of such amendment, each such Restricted Subsidiary required to become a Guarantor pursuant to the provisions of this Section 4.22 shall be deemed a Guarantor hereunder for purposes of determining the rights and obligations hereunder."

6. This Supplemental Indenture and the rights and obligations of the parties hereunder are governed by, and construed and interpreted in accordance with, the laws of the State of New York.

7. The Indenture, together with this Supplemental Indenture, constitutes the entire agreement of the parties. All terms and conditions of the Indenture not expressly amended or modified herein are hereby ratified and confirmed.

8. The Trustee shall not be responsible in any manner whatsoever for the validity or sufficiency of this Supplemental Indenture or the due execution hereof by Global Crossing Ltd. and the Issuer or for or in respect of the recitals or statements contained herein, all of which recitals and statements are made solely by Global Crossing Ltd. and the Issuer.

     IN WITNESS WHEREOF, this Supplemental Indenture has been executed and delivered as of the date and year above written.

                        GLOBAL CROSSING HOLDINGS LTD.



                        By:/s/ Ian McLean
                           ------------------------------
                         Name:
                         Title: Director


                        GLOBAL CROSSING LTD.



                        By: James C. Gorton
                           ------------------------------
                         Name:
                         Title: General Counsel


                        UNITED STATES TRUST COMPANY OF NEW YORK,
                         as Trustee



                        By:/s/ James F. Logan
                           ------------------------------
                         Name:
                         Title: Vice President